Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces New Bank Agreement and Final Results of Operations for 2003

MIAMI (July 29, 2004) — MasTec, Inc. (NYSE: MTZ) today announced results for 2003. For the year ended December 31, 2003, the net loss was $52.3 million ($1.09 per share) on revenue of $870.2 million, compared with a restated net loss of $136.6 million ($2.85 per share) on revenue of $838.1 million for the prior year. Included in the loss for 2002 was a $79.7 million non-cash charge related to periodic SFAS 142 goodwill impairment evaluations as a result of a previously disclosed change of accounting method.

On April 13, 2004, the Company announced an estimated net loss of $39.7 million for the year ended December 31, 2003. This estimated net loss for the year ended December 31, 2003 was increased by $12.6 million. The primary reason for the increased loss was the recording of an additional liability for labor claims resulting from the initiation of the shut-down of operations of the Company’s Brazilian subsidiary. MasTec ceased performing contractual services for Brazilian customers in the first quarter of 2004 and expects to dispose of this investment in 2004 through liquidation of this subsidiary. Except for legal costs, MasTec does not expect to fund any significant additional costs associated with the termination of the subsidiary’s operations. The Company expects to record additional non-cash write-offs for its Brazilian investment in 2004 as MasTec completes the shut-down of the operation. The Brazilian operation comprised approximately 2.2% of total revenue in 2003.

MasTec continues to finance operations primarily through internally generated cash flows. At July 26, 2004, the Company had approximately $15.5 million in cash on hand and gross liquidity, before reserves, of approximately $47.5 million. MasTec currently has no draws on its $125 million bank credit facility. The Company recently amended the loan agreement for this credit facility, resulting in additional covenant flexibility.

The following tables set forth the financial results for the year:

Consolidated Statements of Operations
(In thousands except per share amounts)

	Year Ended December 31,
		2002
	2003	As Restated
Revenues	$870,247	$838,055
Costs of revenues	793,161	749,422
Depreciation	28,783	35,063
General and administrative expenses	91,752	118,750
Goodwill impairment	—	79,710
Interest expense	20,202	19,237
Interest income	369	1,069
Other income (expense), net	1,742	(10,266)

Net loss before cumulative effect of change in accounting principle and benefit for income taxes	(61,540)	(173,324)
Benefit for income taxes	9,241	62,439

Net loss before cumulative effect of change in accounting principle	(52,299)	(110,885)
Cumulative effect of change in accounting principle		(25,671)

Net loss	$(52,299)	$(136,556)

Basic and diluted weighted average common shares outstanding	48,084	47,922
Basic and diluted loss per share before cumulative effect of change in accounting principle	(1.09)	(2.31)
Cumulative effect of change in accounting principle	—	(0.54)

Basic and diluted loss per share	$(1.09)	$(2.85)

Consolidated Balance Sheets
(In thousands)

	December 31
		2002
	2003	As Restated
Assets
Current assets	$283,890	$275,172
Property and equipment, net	85,832	118,475
Intangibles, net	150,984	150,984
Deferred taxes	55,083	39,206
Other assets	35,151	38,844

Total assets	$610,940	$622,681

Liabilities and Shareholders’ Equity
Current liabilities	$170,530	$136,018
Other liabilities	27,636	26,218
Long-term debt	196,956	197,435
Shareholders’ equity	215,818	263,010

Total liabilities and shareholders’ equity	$610,940	$622,681

Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
		2002
	2003	As Restated
Net cash provided by operating activities	$2,225	$56,972
Net cash provided by (used in) investing activities.	6,398	(23,794)
Net cash provided by (used in) financing activities.	1,037	(70,800)

Net increase (decrease) in cash and cash equivalents	9,660	(37,622)
Net effect of translation on cash	1,025	(2,126)
Cash and cash equivalents—beginning of period	8,730	48,478

Cash and cash equivalents—end of period	$19,415	$8,730

As previously reported, the Company reviewed the accounting treatment of certain transactions related to 2003 and prior years. As a result of these reviews, the Company restated results for 2002 and 2001 along with the first three quarters of 2003. The restated results for 2001 and 2002 are as follows:

	Years Ended December 31,
	2001		2002
	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated
Loss before cumulative effect of change in accounting principle and benefit for income taxes	$(147,212)	$(149,403)	$(168,608)	$(173,324)

Net loss before cumulative effect of change in accounting principle	$(92,354)	$(93,727)	$(103,135)	$(110,885)

Net loss	$(92,354)	$(93,727)	$(128,806)	$(136,556)

Austin J. Shanfelter, MasTec’s President and CEO, stated, “Our business has remained steady during the last few quarters and, we continue to provide high-quality service to our clients. We appreciate the continued support we have received in recent months from our customers, lenders, bonding companies, shareholders and other investors.”

Mr. Shanfelter continued, “The sectors that we serve are showing signs of recovery and growth potential. One recent example is the increased deployment plans for ‘fiber to the home’ by several system operators. We believe that MasTec is well positioned to serve clients in this market, where we are already working on several new fiber deployment projects for rural and RBOC customers.”

Finally, Mr. Shanfelter added, “We are not giving any earnings guidance at this time. We are focusing our management team on increasing margins and improving profitability, including a new initiative to cut costs. We will update earnings guidance when the results of those cost cutting measures are more quantifiable. However, I can report that we continue to see strong revenues and expect to report year over year revenue growth for the first two quarters of 2004.”

The Company’s Form 10-K will be filed today. Executives of MasTec will hold their next conference call with the investment community in conjunction with the filing of the first and second quarter 10-Qs, which are expected to be filed in the coming weeks. Details of the call will be announced at that time.

MasTec <www.mastec.com> is a leading communications, broadband, intelligent traffic and energy infrastructure service provider in North America. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.